Exhibit 99.5

This morning we are issuing a press release and I wanted to make sure all Jivers heard from me right away. Jive has entered a definitive agreement to be acquired by ESW, through its affiliate, Wave Systems, where Jive will become part of the Aurea family of companies. Aurea Software is a technology solutions provider that enables companies to deliver transformative customer experiences.

Of course, this is a very big announcement and I want to provide as much context as I can as to why the Board has made this decision. As you all know, Jive helped create the market for enterprise social software that enables people to work better together—and we have an impressive and loyal customer base who knows how valuable Jive can be when it’s used to engage employees and customers. But, as we also know, the market we helped create has gotten more and more competitive. Big players like Microsoft, Salesforce, Google, Facebook and Amazon are all now pursuing the same market we are.

We knew a year ago that if the company was going to be successful in this incredibly competitive landscape, we needed to really focus and make some hard trade-offs—and we’ve done that. The results speak for themselves. We delivered on our plan for the last 4 quarters, with focus on the enterprise segment and invested in key vertical markets. We delivered profitability for the first time in the company’s history one year ago and continued to do so quarter after quarter. We made key decisions about our product roadmap and pursued a massive transformation plan for cloud with a new service oriented architecture. We competed hard and won large deals with great brands. We attracted many talented new Jivers and reduced our turnover significantly. And we learned to work even smarter—implementing a new operational approach to setting goals and getting feedback. We’ve accomplished a lot!

As I met with analysts and stockholders over the last year, I don’t think it’s an overstatement to say that folks were pretty skeptical about our ability to accomplish the plans and goals we set for ourselves. So, as we’ve delivered our results, more than a few have started to rethink their skepticism—and they have started to see that the value we provide is real and differentiated.

Once we stabilized the company and were achieving our milestones, the obvious thing on many stockholders’ minds was how quickly we can get Jive to meaningful growth rates while still remaining profitable.

As many Jivers know, we’ve been working hard on getting back to growth while maintaining our profitability. Our plan is good – but the reality is that the time frame to get there is longer than public stockholders would like. As we have explored our options for how we can accelerate our growth, we’ve realized that getting Jive on a faster growth trajectory, while also delivering profits quarter-by-quarter, is going to be a challenge over a short period of time as a public, standalone company. Given our size, we simply don’t have the scale necessary to invest as fast as we would like in a market where supersized companies are investing and bundling.

Despite our challenges, we have shown real potential and have been noticed. A number of those taking notice of our turnaround expressed interest to our Board in evaluating Jive as a potential acquisition. At that point, the board hired Morgan Stanley to evaluate our strategic alternatives and, after an extensive market check and formal process, the Jive Board agreed for Aurea Software, Inc., to acquire Jive.

Let me tell you a bit about Aurea. Aurea is a privately held enterprise software company based in Austin, Texas with a broad portfolio of enterprise solutions. They are a technology solutions provider focused on helping their customers deliver transformative customer experiences. Aurea’s Customer Experience platform helps organizations build, execute, monitor and optimize the end-to-end customer journey for a diverse range of industries including Energy, Retail, Insurance, Travel and Hospitality, and Life Sciences. With over 1,500 customers worldwide including British Airways, Bank of America, United Healthcare and MetLife, Aurea combines a critical focus on customer success with innovative technology and world-class delivery.

Aurea’s interest in Jive is both strategic and operational. First, Aurea knows that it takes truly engaged employees to deliver superior and differentiated customer experiences—and they see Jive as a platform for the kind of employee engagement that ultimately delivers superior customer experiences. In other words, with the Jive acquisition, Aurea is making employee engagement a key pillar of their customer experience vision. And they have belief that with Jive and Aurea together, 1+1 will equal 3 for customers and the market.

Secondly, the Aurea operating model focuses on customer success as the path to sustained growth and profitability. Aurea and Jive share this value around customer success—and Aurea brings a track record of acquiring and growing enterprise software companies with customer success as guiding focus.

I know that Jive has created something really special—and that Jive deserves a chance to move to the next stage to grow. Changes like these are always challenging—and I don’t want to minimize those challenges. Over the coming weeks as we all prepare for the deal close, I’m sure everyone will have a wide range of thoughts and feelings. I know I speak for eStaff when I say that we too have been experiencing a range of emotions as we’ve been working through this process with the Board and the Aurea team over the past several days.

So what’s next? Over the coming weeks prior to the deal close, the Aurea team plans to spend a lot of time getting a fuller understanding of our organization and how to bring the companies together in a way that will ensure customer success. We will work closely with them to plan for a successful integration. As things become clear, you will hear from the Aurea team about their vision for the combined company and their plan for the future. The most likely time frame for that will be sometime in Q3 2017.

As all of us internalize this news, we need to understand that we are going to experience a time of ambiguity until the formal close. Undoubtedly, you are going to have lots of questions and the Aurea leadership team will likely have very few definitive answers to provide you immediately. But, in the midst of all of this, we need to remember that we have created something together at Jive that has real value – value that deserves the opportunity to go forward. Sometimes that requires change. This is one of those times.

As I write this, I am in Las Vegas at JiveWorld 2017. I am sure this news is a surprise to many – and could be a distraction. But it’s also an opportunity to tell the Jive story and make this the very best JiveWorld ever. And that’s exactly what we are going to do!

I want you to know that I’m so very proud of Jive. I’m proud of what we accomplished in the last couple of years together, accomplishments that in a very real way have earned us the right to deliver real value for our stockholders and to keep working and growing for a stronger tomorrow. But, more than anything, I am proud of the people at Jive. Everything we do, everywhere we turn, there are Jivers collaborating on the next big thing. Tackling our problems eyes wide open. Delivering with such passion and perseverance to our customers. Not resting on good enough. The people at Jive are among the finest and most talented I’ve had the opportunity to know.

It’s been the biggest honor of my career to lead this company and I’ll be forever grateful to have worked alongside so many talented, dedicated Jivers. Let’s take on this change with the smarts, creativity, and commitment that I know only Jivers can bring.

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Jive Software, Inc. (“Jive”) by Wave Systems Corp. (“Parent”), Jazz MergerSub, Inc. (“Acquisition Sub”), a wholly-owned subsidiary of Parent, will commence a tender offer for all of the outstanding shares of Jive. Such tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Jive, nor is it a substitute for the tender offer materials that Parent, Acquisition Sub and ESW Capital, LLC (“Guarantor”) will file with the SEC upon commencement of the tender offer. At the time that the tender offer is commenced, Parent, Acquisition Sub and Guarantor will file tender offer materials on Schedule TO with the SEC, and Jive will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY JIVE’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be made available to Jive’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Jive by contacting Jive at lisa.jurinka@jivesoftware.com or jason.khoury@jivesoftware.com by phone at (415) 580-4738 or (650) 847-8308, or by visiting Jive’s website (www.jivesoftware.com). In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. JIVE’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION.

Forward Looking Statements

This document contains certain statements that constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as Jive’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual results may differ materially and adversely from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer, as well as those described in cautionary statements contained elsewhere herein and in Jive’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in Jive’s most recent annual report on Form 10-K, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) to be filed by Parent, Acquisition Sub and Guarantor, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Jive. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. These forward-looking statements reflect Jive’s expectations as of the date of this document. While Jive may elect to update any such forward-looking statements at some point in the future, Jive specifically disclaims any obligation to do so, even if our expectations change, except as required by law.